Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
HIGHLIGHTS
•	Second Quarter 2010 Total Revenues Increased 38% to $55.6 Million; Six Month 2010 Revenues Up 75% to $128.4 Million

•	Operating Cash Flow Increases to $29 million in Second Quarter 2010; $40 million for the Six Month Period

•	Company Leverages Strong Film Performance into 118 Theatre System Signings Year-to-Date vs. 35 in All of 2009

•	Company Increases Theatre System Installation Outlook by Approximately 25% for 2010

•	Significant Theatre System Signings Momentum Driving 26% Year-over-Year Commercial Multiplex Network Growth, Creating Catalyst for Long-Term Growth
TORONTO — July 29, 2010 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that revenues for the second quarter ended June 30, 2010 increased 38% to $55.6 million, compared to $40.4 million in the same period last year. Second quarter 2010 reported net income increased to $13.3 million, or $0.20 per diluted share, compared to reported second quarter 2009 net income of $2.6 million, or $0.05 per diluted share. Adjusted net income, which excludes the impact of variable stock compensation, increased 35% to $8.4 million, or $0.13 per diluted share, compared to adjusted net income of $6.2 million, also $0.13 per diluted share, on the same basis in last year’s quarter, reflecting the year-over-year increase in weighted average shares outstanding. A foreign exchange loss related to the Canadian dollar and expenses associated with the increase in global sales activity and new business initiatives negatively impacted the quarter by approximately $0.03 per share.
Theatre System Signings
During the second quarter, the Company signed contracts for 57 theatre systems (18 joint venture systems, 31 sales/sales-type lease systems and eight digital upgrades), compared to contracts for seven theatre systems (four sales/sales-type lease systems and three digital upgrades) in the second quarter of 2009. Through the first six months, the Company has signed contracts for 98 theatre systems (37 joint venture systems, 39 sales/sales-type lease systems and 22 digital upgrades), compared to 10 theatre systems for the same period in 2009. Since quarter end, the Company has signed contracts for an additional 20 theatre deals, bringing the total number of theatre system signings to 118 year-to-date. IMAX signed contracts for 35 theatre systems during the full year of 2009.
Total revenue for the six month period ended June 30, 2010 increased 75% to $128.4 million, compared to $73.5 million for the same period last year. Reported net income for the six-month period increased to $39.9 million, or $0.60 per diluted share, compared to a loss of $0.1 million, or nil per share in the same period in 2009. Adjusted net income, which excludes the impact of variable stock compensation, increased to $43.7 million, or $0.66 per diluted share for the six month period ended June 30, 2010, compared to adjusted net income of $3.7 million, or $0.08 per share on the same basis last year. For a reconciliation of adjusted net income to reported net income, please see the end of this press release. Adjusted EBITDA (as defined by the Company’s credit facility) was $16.3 million and $92.7 million for the second quarter 2010 and last twelve months ended June 30, 2010, respectively, compared to $17.0 million and $34.0 million for the second quarter 2009 and last twelve months ended June 30, 2009, respectively.
“We are pleased with our second quarter results, which reflect not only solid performance and revenue growth across our key business segments, but also our ability to leverage strong film performance into significant network expansion,” said

IMAX Chief Executive Officer Richard L. Gelfond. “The level of signings activity we have seen during the first half of the year from all around the world is giving us increased visibility into our business and positioning us for commercial network expansion of approximately 26% in 2010. We believe our signings momentum combined with the recurring revenue nature of our model will serve as a catalyst for EBITDA growth.”
Mr. Gelfond continued, “In addition, as a result of new signings announcements to date, our continued discussions with exhibitors throughout the world and significant exhibition industry expansion in emerging markets such as China, we believe the worldwide market opportunity for IMAX® theatres is potentially closer to 1,200 to 1,250 instead of our previous outlook of 1,000 worldwide theatres.”
Second Quarter Segment Results
Second quarter IMAX systems revenue increased 108% to $17.3 million from $8.3 million the second quarter of 2009. The Company installed and recognized revenue on six full, new theatre systems with an average value of $1.6 million in the second quarter of 2010, compared to three with an average value of $1.4 million in the second quarter of 2009. The Company also installed 11 digital system upgrades in the second quarter of 2010 compared to two in the same year-ago period.
For the second quarter of 2010, total film revenue increased 28% to $20.7 million, compared to $16.1 million in the second quarter of 2009. Production and IMAX DMR® revenues increased 20% to $14.5 million, compared to $12.1 million in the year ago period. Second quarter DMR revenues were driven by a broader film slate in 2010 versus the same quarter in 2009, including Iron Man 2, the Company’s first Marvel title, and Toy Story 3, its first title from Disney’s Pixar, as well as by the increased number of IMAX theatres in operation as compared to a year ago.
Gross box office from DMR titles increased 36% to $114.6 million in the second quarter of 2010, compared to $84.3 million in the second quarter of 2009. The per screen average for IMAX DMR titles in the second quarter was $487,400 ($390,300 domestic, $612,700 international) versus $410,400 ($413,400 domestic, $359,900 international) in the second quarter of 2009. For title by title detail, please see the end of this press release. Third quarter gross box office to date is $41.8 million, compared to $29.8 million during the same period last year. For the entire third quarter of 2009, IMAX DMR gross box office totaled $57.6 million.
“We delivered solid gross box office results in the second quarter and are pleased with the initial start to the third quarter, which is being driven by Inception, the international releases of Toy Story 3 and Shrek, and the Chinese blockbuster, Aftershock,” Mr. Gelfond stated. “The growth of our theatre network and success of Hollywood films released in the IMAX theater network continues to attract Hollywood studios, as best evidenced by our multi-picture deals signed in the quarter with Warner Bros. and Disney, and we are pleased to have launched Aftershock in greater China, an important milestone for our Company as our brand becomes more global in nature. The increased visibility into our film slate is an added impetus for commercial theatre operators to add IMAX theatres to their multiplexes in locations around the world.”
Revenue from joint revenue sharing arrangements increased 18% to $8.5 million in the second quarter of 2010, compared to $7.2 million in the prior year period, reflecting an increase in the number of joint revenue sharing theatres in operation as well as higher year-over-year gross box office per screen averages. In the second quarter of 2010, the Company installed a total of four full, new theatre systems under joint revenue sharing arrangements, compared to 22 such installations, and two digital upgrades, in the second quarter of 2009. As of June 30, 2010, a total of 126 theatres under joint revenue sharing arrangements were in operation, compared to 91 joint revenue sharing theatres as of June 30, 2009. Joint revenue sharing theatres generated gross box office per screen averages of approximately $382,000 for the quarter, a 12% increase compared to $342,000 last year’s period.
Second quarter 2010 gross margin increased to $27.0 million from $20.7 million in the second quarter of 2009. As a percentage of sales, higher year-over-year joint revenue share and sales-type lease gross margins were offset by lower DMR margins primarily due to additional costs, including costs associated with the exhibition of eight titles throughout the IMAX network in the second quarter as compared to four titles in last year’s comparable period.
Second quarter 2010 selling, general and administrative expense was $11.1 million, compared to $12.3 million in the second quarter of 2009. Selling, general and administrative expense, excluding variable stock compensation, in the second quarter of 2010 was $16.0 million compared to $8.6 million on the same basis in the second quarter of 2009. Selling, general and administrative expense was higher in the second quarter due in part to: a $3.4 million variance from foreign exchange resulting from a $0.9 million loss at the end of the second quarter in comparison to a foreign exchange gain of $2.5 million last year; a $0.7 million increase in professional fees, which includes work relating to new strategic business initiatives and a $0.6 million increase in travel-related costs commensurate with the higher level of theatre system deals signed to date.
Theatre System Backlog
As of June 30, 2010, the Company’s backlog consisted of 187 theatre systems, compared to 171 theatre systems in backlog as of June 30, 2009. Included in the 2010 and 2009 system backlog totals were 70 and 67 theatres, respectively, under joint revenue sharing arrangements and 117 and 104 theatres, respectively, under sales and sales-type lease arrangements. As of June 30, 2010, 190 digital systems were in operation, compared to 102 as of June 30, 2009.
System Installation Outlook
Based on current backlog, the Company’s current expectation is to install 6 to 8 new sales-type lease systems and 15 to 20 joint revenue sharing systems during the third quarter of 2010. Four of these joint revenue sharing systems have already opened in July. For the fourth quarter of 2010, the Company’s current expectation is to install 12 to 15 new sales-type lease systems and 16 to 20 joint revenue sharing systems.
For the full year of 2010, the Company now expects to install between 68 and 82 systems, including 40 to 49 joint revenue sharing theatres and 28 to 33 new sales and sales-type lease systems (excluding upgrades), representing a 25% increase in previous annual installation guidance, which implies year-over-year commercial multiplex network growth of approximately 26%.
The Company also noted that, to date, it has announced eight DMR titles for release in 2011, compared to four DMR titles announced for release in 2010 at the same point last year. The Company remains in active negotiations with virtually every studio regarding future titles.
Conference Call
The Company will host a conference call today at 8:30 AM ET to discuss its second quarter 2010 financial results. To access the call via phone, interested parties should dial (866) 321-6651 approximately 10 minutes before it begins. International callers should dial (416) 642-5212. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 2996741. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of June 30, 2010, there were 447 IMAX theatres (325 commercial, 122 institutional) operating in 47 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Principal Communications Group, Los Angeles	Sloane & Company, New York
Melissa Zuckerman/Paul Pflug	Whit Clay
323-658-1555	212-446-1864
melissa@pcommgroup.com	wclay@sloanepr.com
paul@pcommgroup.com

Additional Information
Adjusted Net Income
Adjusted net income in second quarter 2010 and second quarter 2009 excludes the impact of the changes in value of the Company’s variable stock compensation. The second quarter of 2010 included a $4.9 million benefit to SG&A resulting primarily from the decreased value of the Company’s variable stock compensation at the end of the period (primarily driven by the $3.39 decrease in the Company’s stock price over the course of the second quarter, which impacts variable stock compensation), as compared to a $3.8 million charge from variable stock compensation in the second quarter of 2009. For a reconciliation of reported net income to adjusted results and the definition of adjusted EBITDA as defined by the Company’s credit facility, please see the tables at the end of this press release.
Gross Box Office from DMR
The primary drivers of gross box office in the second quarter were Disney’s Toy Story 3: An IMAX 3D Experience®, Marvel Entertainment, Paramount Pictures’ Iron Man 2: An IMAX Experience and DreamWorks Animation’s How to Train Your Dragon: An IMAX 3D Experience. Toy Story 3 has generated approximately $26.5 million in worldwide box office to date ($21.2 million of which was captured in the second quarter), for a domestic per screen average of $101,700 and international per screen average of $100,800. Iron Man 2 has generated approximately $25.3 million of worldwide box office to date ($25.1 million of which was captured in the second quarter of 2010), for a domestic per screen average of $97,200, and the international per screen average was $98,500. How to Train Your Dragon has generated approximately $31.1 million in worldwide box office to date ($22.9 million of which was captured in the second quarter), for a domestic per screen average of $117,100 and international per screen average of $113,200. DreamWorks Animation’s Shrek Forever After: An IMAX 3D Experience has generated approximately $23.2 million in worldwide box office to date ($18.1 million of which was captured in the second quarter), for a domestic per screen average of $71,800 and international per screen average of $116,900. On June 30th, Summit Entertainment’s The Twilight Saga: Eclipse: An IMAX Experience was released day-and-date to IMAX theatres and has generated approximately $12.5 million in worldwide box office to date ($3.2 million of which was captured in the second quarter) for a per screen average of approximately $60,800 to date.
2010 Film Slate
Turning to the 2010 film slate, on July 16th Warner Bros. Pictures’ released Inception: The IMAX Experience. On July 22nd, the Company released its first Non-American DMR title, Aftershock, to IMAX theatres in China and Hong Kong. On August 27th, James Cameron and Twentieth Century Fox’s Avatar: An IMAX 3D Experience with an additional eight minutes of never before seen footage will be re-released to IMAX theatres for a limited two-week run. The remainder of the Company's announced 2010 film slate to date includes Sony Pictures’ Resident Evil: Afterlife: An IMAX 3D Experience (September 10th); Warner Bros. Pictures’ Legends of the Guardian: The Owls of Ga’hoole: An IMAX 3D Experience (September 24th); DreamWorks Animation’s Megamind: An IMAX 3D Experience (November 5th); Warner Bros. Pictures’ Harry Potter and the Deathly Hallows: Part I: An IMAX 3D Experience (November 24th); and Walt Disney Pictures’ Tron Legacy: An IMAX 3D Experience (December 17th).
2011 Film Slate
To date, IMAX has announced eight DMR titles to be released in 2011, including Tron Legacy: An IMAX 3D Experience (continued from 2010), The Green Hornet: An IMAX 3D Experience (January 2011), Mars Needs Moms: An IMAX 3D Experience (March 2011), Sucker Punch: An IMAX 3D Experience (March 2011), Pirates of the Caribbean: On Stranger Tides: An IMAX 3D Experience (May 2011), Cars 2: An IMAX 3D Experience (June 2011), Harry Potter and the Deathly Hallows: Part II: An IMAX 3D Experience (July 2011), Happy Feet 2: An IMAX 3D Experience (November 2011). The Company remains in active negotiations with virtually every studio regarding future titles.

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues
Equipment and product sales	$16,363	$7,138	$27,994	$20,497
Services	28,792	24,164	69,023	38,466
Rentals	9,352	7,999	29,203	11,246
Finance income	1,091	1,061	2,161	2,073
Other	—	—	—	1,216

	55,598	40,362	128,381	73,498

Costs and expenses applicable to revenues
Equipment and product sales	8,019	3,825	16,153	11,067
Services	18,210	12,688	32,177	21,964
Rentals	2,329	3,166	4,712	5,332
Other	—	—	—	245

	28,558	19,679	53,042	38,608

Gross margin	27,040	20,683	75,339	34,890

Selling, general and administrative expenses (including share-based compensation recovery of $3.8 million and $5.6 million expense for the three and six months ended June 30, 2010, respectively (2009 - $4.2 million and $4.6 million, respectively))	11,133	12,258	30,662	23,162
Research and development	1,219	1,185	2,462	1,732
Amortization of intangibles	115	136	245	281
Receivable provisions, net of recoveries	353	480	366	990

Income from operations	14,220	6,624	41,604	8,725
Interest income	13	5	297	26
Interest expense	(535)	(4,071)	(1,187)	(8,498)
Gain on repurchase of Senior Notes due December 2010	—	444	—	444

Income from continuing operations before income taxes	13,698	3,002	40,714	697
Provision for income taxes	(396)	(282)	(831)	(541)

Income from continuing operations	13,302	2,720	39,883	156
Loss from discontinued operations	—	(159)	—	(236)

Net Income (loss)	$13,302	$2,561	$39,883	$(80)

Net income per share — Basic:
Net income per share from continuing operations	$0.21	$0.06	$0.63	$—
Net income per share from discontinued operations	—	—	—	—

	$0.21	$0.06	$0.63	$—

Net income per share — Diluted:
Net income per share from continuing operations — diluted	$0.20	$0.05	$0.60	$—
Net income per share from discontinued operations — diluted	—	—	—	—

	$0.20	$0.05	$0.60	$—

Weighted average number of shares outstanding (000’s):
Basic	63,565	46,493	63,310	45,094
Fully Diluted	66,988	47,966	66,495	45,094
Additional Disclosure:

Depreciation and amortization(1)	$10,696	9,062	$5,538	5,080

(1)	Includes $0.1 million of amortization of deferred financing costs charged to interest expense for the three months ended June 30, 2010 (June 30, 2009 — $0.3 million).

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	As at	As at
	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$37,008	$20,081
Accounts receivable, net of allowance for doubtful accounts of $2,577 (December 31, 2009 — $2,770)	40,281	37,652
Financing receivables	63,235	62,585
Inventories	11,880	10,271
Prepaid expenses	5,333	2,609
Film assets	3,384	3,218
Property, plant and equipment	59,015	54,820
Other assets	11,015	15,140
Goodwill	39,027	39,027
Other intangible assets	2,212	2,142

Total assets	$272,390	$247,545

Liabilities
Bank indebtedness	$24,792	$50,000
Accounts payable	18,407	16,803
Accrued liabilities	76,247	77,853
Deferred revenue	61,849	57,879

Total liabilities	$181,295	$202,535

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number. Issued and outstanding — 63,670,180 (December 31, 2009 — 62,831,974)	$286,792	$280,048
Other equity	6,223	6,044
Deficit	(202,105)	(241,988)
Accumulated other comprehensive income	185	906

Total shareholders’ equity	91,095	45,010

Total liabilities and shareholders’ equity	$272,390	$247,545

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)
(Unaudited)

	Six Months
	Ended June 30,
	2010	2009
Cash provided by (used in):
Operating Activities
Net income (loss)	$39,883	$(80)
Net loss from discontinued operations	—	236
Items not involving cash:
Depreciation and amortization	10,696	9,062
Write-downs, net of recoveries	578	1,623
Change in deferred income taxes	—	121
Stock and other non-cash compensation	6,050	5,441
Foreign currency exchange (gain) loss	729	(751)
Gain on repurchase of Senior Notes due December 2010	—	(444)
Change in cash surrender value of life insurance	47	(36)
Investment in film assets	(5,725)	(4,990)
Changes in other non-cash operating assets and liabilities	(12,335)	(8,040)
Net cash provided by operating activities from discontinued operations	—	(155)

Net cash provided by operating activities	39,923	1,987

Investing Activities
Purchase of property, plant and equipment	(2,808)	(506)
Investment in joint revenue sharing equipment	(2,325)	(12,747)
Investment in joint venture	(667)	—
Cash surrender value of life insurance	3,179	—
Acquisition of other assets	(39)	(374)
Acquisition of other intangible assets	(298)	(190)

Net cash used in investing activities	(2,958)	(13,817)

Financing Activities
Repayment of bank indebtedness	(25,208)	—
Repurchase of Senior Notes Due December 2010	—	(43,367)
Common shares issued — public offerings, net of offering expenses paid	—	76,755
Shelf registration fees paid	—	(38)
Common shares issued — stock options exercised	5,057	969

Net cash (used in) provided by financing activities	(20,151)	34,319

Effects of exchange rate changes on cash	113	(506)

Increase in cash and cash equivalents during the period	16,927	21,983

Cash and cash equivalents, beginning of period	20,081	27,017

Cash and cash equivalents, end of period	$37,008	$49,000

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenue
IMAX systems	$17,329	$8,339	$28,282	$24,792
Theater system maintenance	5,102	4,433	10,068	8,793
Joint revenue sharing arrangements	8,494	7,193	27,430	9,100
Films
Production and IMAX DMR	14,540	12,135	37,992	15,836
Distribution	3,870	3,494	7,142	6,736
Post-production	2,326	515	4,918	1,387
Theater operations	2,954	3,586	8,903	5,714
Other	983	667	3,646	1,140

Total	$55,598	$40,362	$128,381	$73,498

Gross margins
IMAX systems(1)	$9,918	$4,535	$14,418	13,430
Theater system maintenance	2,051	2,319	4,360	4,631
Joint revenue sharing arrangements(1)	6,501	4,635	23,313	4,980
Films
Production and IMAX DMR(1)	6,823	7,914	26,324	9,684
Distribution(1)	719	654	1,461	989
Post-production	837	55	2,891	695
Theater operations	152	534	1,810	501
Other	39	37	762	(20)

Total	$27,040	$20,683	$75,339	$34,890

(1)	IMAX systems include commission costs of $0.4 million and $0.6 million for the three and six months ended June 30, 2010, respectively (2009 — $0.3 million and $0.6 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $0.6 million and $1.2 million for the three and six months ended June 30, 2010, respectively (2009 — $1.5 million and $2.2 million, respectively). Production and DMR segment margins include marketing costs of $0.6 million and $0.8 million for the three and six months ended June 30, 2010, respectively (2009 — $0.4 million and $0.6 million, respectively). Distribution segment margins include marketing costs of ($0.2) million and $0.3 million for the three and six months ended June 30, 2010, respectively (2009 — $0.1 million and $0.5 million, respectively).

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
NON-GAAP FINANCIAL MEASURES
In addition to the results prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) provided in this release, the Company has presented adjusted EBITDA as defined by its Credit Facility and adjusted earnings per share. The Company evaluates the operating performance of its business based on financial measures such as revenue, adjusted EBITDA as defined by its Credit Facility and adjusted earning per share. The Company uses these measures to assess operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance and allocate resources to various business segments. The Company believes adjusted EBITDA and adjusted earnings per share are relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses and will help to facilitate comparisons of its past and present performance. The Company excludes variable stock compensation from the calculation of adjusted earnings per share due to its volatility from period to period which is primarily driven by the increase or decrease in the Company’s stock price over a given period which is difficult to predict. Because adjusted EBITDA and adjusted earnings per share are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flows provided by operating activities and other measures of financial performance reported in accordance with U.S. GAAP.
Credit Facility Requirements:
The Credit Facility provides that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company repays the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (as defined in the Credit Agreement) is less than $10.0 million or Cash and Excess Availability (as defined in the Credit Agreement) is less than $15.0 million. The ratio of funded debt to EBITDA was 0.27:1 at June 30, 2010, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $40.0 million. EBITDA is calculated as follows:

	3 months
	ended	12 months ended
	June 30, 2010	June 30, 2010(1)
Net earnings (loss)	$13,302	$44,984
Add (subtract):
Provision for income taxes	396	564
Interest expense net of interest income	522	6,165
Depreciation and amortization including film asset amortization	5,453	19,987
Write-downs net of recoveries including asset impairments and receivable provisions	469	1,408
Stock and other non-cash compensation	(3,529)	19,792
Other, net	(269)	(242)

	$16,344	$92,658

(1)	Ratio of funded debt calculated using twelve months ended EBITDA
Adjusted Diluted Earnings Per Share Calculation:

	Q2 2010	Q2 2009	YTD 2010	YTD 2010
Net earnings (loss)	$13,303	$2,562	$39,883	$(80)
Add:
Variable stock compensation	(4,899)	3,674	3,848	3,738

Adjusted net earnings (loss)	$8,404	$6,236	$43,731	$3,658

Diluted shares outstanding	66,988	47,966	66,495	45,094

Adjusted earnings per share	$0.13	$0.13	$0.66	$0.08